EXHIBIT 10.12

Human Resources Executive Recruiting	77 Beale Street San Francisco, CA 94105
March 24, 2021

Jason Glickman
36 Rydal Court
Oakland, CA 94611

Dear Jason:

We are thrilled to extend a contingent offer of employment for the position of Executive Vice President, Engineering & Strategy of Pacific Gas and Electric Company reporting to the Chief Executive Officer, PG&E Corporation. This offer is subject to board approval of your election to Executive Vice President.

Your total annual compensation package will consist of the following:

1.An annual base salary of $675,000 ($56,250 month) subject to ordinary withholdings, payable monthly on the 23rd of the month or prior business day in accordance with PG&E’s1 standard payroll practice.

2.One-time cash sign-on bonus of $500,000 to be paid on your second payroll check, subject to supplemental withholdings. Should you voluntarily resign within two years of your start date, you will be obligated to repay the cash bonus in full.

3.Participation in the Pacific Gas and Electric Company Short-Term Incentive Plan (STIP) with an initial target participation rate of 75% of your eligible earnings (i.e., base salary) received during each plan year. The STIP is an at-risk component of pay that rewards employees annually and is tied to company and individual performance. STIP awards are completely discretionary and not guaranteed. The PG&E Corporation Compensation Committee retains full discretion with respect to awarding STIP payments.

4.Participation in the PG&E Corporation Long-Term Incentive Plan (LTIP) with an initial target award of $1,750,000 for 2021. LTIP awards typically are granted in March of each year; if your start date is after the regular annual awards are granted, the grant date of your 2021 award will be the later of your start date or the first business day after any then-effective trading blackout ends. The Compensation Committee retains full discretion with respect to the approval of LTIP award form, amounts and terms.

5.Participation in the PG&E Corporation Retirement Savings Plan (RSP), a 401(k) savings plan. You will be eligible to contribute as much as 50% of your salary on either a pre-tax or after-tax basis. We will match contributions up to 8% of your salary at 75 cents on each dollar contributed. All RSP contributions are subject to applicable legal limits.

6.Participation in the PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a non-qualified, deferred compensation plan. You may elect to defer payment of some of your compensation on a pre-tax basis, subject to IRS and other legal restrictions. Additionally, we will provide you with the full matching contributions that cannot be provided through the RSP due to legal limitations imposed on highly-compensated employees.

7.Subsidized financial planning services through AYCO, a Goldman Sachs company, including financial planning, asset management, and tax services. The PG&E subsidy is equal to 40% of your total cost.

8.Conditioned upon meeting plan requirements, retirement benefits under PG&E’s qualified and non-qualified pension, post-retirement life insurance, and retiree medical plans.
11     For purposes of this document, “PG&E” refers to Pacific Gas and Electric Company and PG&E Corporation collectively

The qualified pension is subject to income limitations set by the IRS each year—your base pay up to that limit will be used to determine your qualified pension benefit. Your total compensation, irrespective of the IRS limit, will be used to determine your benefit under the supplemental pension plan for officers, the Defined-Contribution Supplemental Executive Retirement Plan (DC-ESRP), which includes both base pay and STIP earnings. You will not participate in the supplemental pension plan for non-officer employees, the Retirement Excess Plan, which uses a different methodology to calculate supplemental pension benefits (including only base pay, not STIP earnings).

9.An initial annual vacation allotment of four weeks, subject to future increases based on length of service. For your first year, the vacation allotment will be pro-rated based on your date of hire. In addition, PG&E recognizes ten paid company holidays and Pacific Gas and Electric Company provides three floating holidays immediately upon hire and sick leave accrued at a rate of up to 8 hours per month, to a cap of 96 hours total.

10.An initial annual perquisite allowance of $25,000, subject to ordinary withholdings, normally included on your March paycheck. Since your start date will be after March 1, the allowance will be provided on your second payroll check.

11.Participation in the Company’s health benefits program, which permits you to select coverage tailored to your personal needs and circumstances.  Information and instructions on how to enroll in health plan benefits will be provided to you within your first ten days of employment. The benefits options you choose will be effective retroactively to your date of hire. You will have 31 days from your start date to make health and welfare benefit choices that best fit your needs.

12.A health and fitness assessment program designed to promote a healthy lifestyle. The program focuses on early detection through annual comprehensive health assessments, and lifestyle enhancement for optimum health and longevity.

The general overall terms of PG&E’s compensation and benefit programs (including but not limited to STIP, LTIP, perquisite allowance, qualified and supplemental pension, time off, and healthcare offerings) are subject to change over time. No portion of this letter is intended to indicate a guarantee of the terms and conditions of such programs existing at the time of this offer.

You will be an employee at will, meaning PG&E can terminate your employment at any time, with or without cause and with or without notice. In the event you are terminated without cause, you will be eligible for benefits under the PG&E Corporation Officer Severance Policy, including pro-rata STIP for partial-year service over six months as noted in such policy.

The offer is contingent on your passing a comprehensive background verification and a standard drug analysis test. We will also verify your eligibility to work in the United States based on applicable immigration laws.

We look forward to you joining our executive team.

Sincerely,

/s/MARY KING
Mary King
Vice President, Talent & Chief Diversity Officer
Pacific Gas and Electric Company

Please acknowledge your acceptance of this offer and the terms of this letter by signing the original and returning it to Executive Recruiting.

/s/ JASON GLICKMAN	3/25/21
Signature	Date